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                                                                     Exhibit 8.2


                     [Thompson Hine & Flory LLP Letterhead]


                                                                  April 23, 1998


Oglebay Norton Holding Company
c/o Oglebay Norton Company
1100 Superior Avenue, 20th Floor
Cleveland, Ohio 44114-2598

Re: Oglebay Norton Holding Company Registration Statement on Form S-4

Ladies and Gentlemen:

     Oglebay Norton Holding Company, an Ohio corporation (the "Holding Company"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Form S-4 Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 7,303,332 Common Shares, par value $1.00 per share, to be issued to the stockholders of Oglebay Norton Company, a Delaware corporation (the "Company"), in connection with the reorganization of the Company as a second-tier wholly-owned subsidiary of the Holding Company. The reorganization will be carried out through the merger (the "Merger") of the Company with Oglebay Norton Merger Company (the "Merger Company") pursuant to an Agreement and Plan of Merger, dated April 6, 1998, by and among the Company, the Holding Company, ONCO Investment Company and the Merger Company.

     We have examined such records and documents and obtained such other information as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that the Merger will be a statutory merger under the laws of the Commonwealth of Delaware.

     We hereby consent to the use and filing of this opinion in connection with the Form S-4 Registration Statement.

Very truly yours,

/s/ Thompson Hine & Flory LLP

Thompson Hine & Flory LLP